                                   Exhibit 15



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Commissioners:

We are aware that our report dated April 24, 2000 on our review of interim financial information of Phelps Dodge Corporation (the "Corporation") as of and for the period ended March 31, 2000 and included in the Corporation's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statement and Post-Effective Amendment No. 1 and Form S-3 (Nos. 33-44380 and 333-36415), Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-29144, 33-19012, 2-67317, 33-34363, 33-34362, 33-62648,
333-42231, and 333-52175) and Post-Effective Amendment No. 4 on Form S-8 to the Registration Statement on Form S-4 (No. 333-86061).


Very truly yours,




PricewaterhouseCoopers LLP
Phoenix, Arizona
May 11, 2000